        Exhibit 19.1

BIONANO GENOMICS, INC.

INSIDER TRADING AND WINDOW PERIOD POLICY

I. INTRODUCTION

This document sets forth the insider trading and window period policy (the “Policy”) of Bionano Genomics, Inc. (the “Company”).The purpose of this Policy is to clarify the circumstances under which trading in the stock of the Company or another publicly-traded company, including but not limited to a publicly-traded company the Company has business dealings with or an economically-linked company such as a competitor of the Company, by the Company’s directors, officers, other employees, or consultants will result in civil liability and criminal penalties, as well as disciplinary action by the Company. In addition, we require compliance with the Window Period restrictions as described in Section III of this Policy.

During the course of your employment, directorship, service or consultancy with the Company, you may receive material information that is not yet publicly available about the Company or about another publicly-traded company that could affect the share price of such other publicly-traded company (“Inside Information”). Because of your access to this Inside Information, you may be in a position to profit financially by buying or selling, or in some other way dealing in, the Company’s securities, or the securities of such other publicly-traded company collectively, the “Covered Securities”). It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company or another publicly-traded company with which the Company has such business dealings or proposed business dealings at the time of the transaction. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material

        Exhibit 19.1

nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

In addition, from time to time, the Company may engage in transactions in the Company’s securities. It is the Company’s policy to comply with applicable laws and regulations relating to insider trading.

II. INSIDER TRADING

1.TRANSACTIONS SUBJECT TO THIS POLICY

This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

2.PERSONS SUBJECT TO THIS POLICY

Sections II and IV of this Policy apply to all directors, officers, other employees and consultants of the Company and any of its subsidiaries. These sections also apply to their family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in the Company’s securities are directed by, or subject to, the influence or control of a director, officer, other employee and consultant of the Company and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

In addition to the restrictions and obligations set forth in Sections II and IV, the Window Period restrictions set forth in Section III apply to all individuals listed in Appendix A (a “Restricted Person”), which may be updated from time to time at the discretion of the Company. Section III also applies to their Related Persons

3.INSIDE INFORMATION

As a practical matter, it is sometimes difficult to determine whether you possess Inside Information. The key to determining whether nonpublic information you possess about a

        Exhibit 19.1

public company is Inside Information is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess Inside Information about a company, you must refrain from trading in that company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public.

Additionally, you may not discuss material nonpublic information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). You may not participate on Internet forums, message boards, social media sites, “chat rooms” or in other electronic discussions on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously.

Although this is by no means an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:

(a)regulatory developments;
(a)clinical developments;
(a)financial results or forecasts;
(a)major new products or product candidates;
(a)establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;
(a)communications with government agencies;
(a)strategic plans;
(a)potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;
(a)significant writeoffs;
(a)potential acquisitions of additional product candidates or technologies;
(a)notice of issuance of patents or the acquisition of other material intellectual property rights or other significant intellectual property developments;
(a)significant changes or developments in the biopharmaceutical industry;
(a)new major contracts, orders, suppliers, or finance sources, or the loss thereof;
(a)significant changes or developments in supplies;
(a)significant pricing changes;

        Exhibit 19.1

(a)events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Company dividend policies or amounts);

(a)significant changes in control or senior management;
(a)significant changes in compensation policy;
(a)bankruptcies or receiverships;
(a)a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
(a)actual or threatened major litigation, or a major development in or the resolution of such litigation; and
(a)change in auditors or a notification that the Company can no longer rely on an auditor’s report.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days has elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

4.PROHIBITION OF SPECULATIVE TRADING

No officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions prepaid variable forwards, equity swaps, collars and exchange funds or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, because a margin sale or foreclosure sale may occur at a time when an officer, director, other employee or consultant is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, such persons are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

III. WINDOW PERIOD

5.WINDOW PERIOD

Generally, except as set forth in paragraph 6 below, Restricted Persons may buy or sell securities of the Company only during an “open window period” commencing on the third business day after general public release of the Company’s annual or quarterly financial results through the end of the trading day on the date that is two weeks before the end of

        Exhibit 19.1

the fiscal quarter. Any open window period may close early or may not open if, in the judgment of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades by Restricted Persons or their Related Persons inappropriate.

6.EXCEPTIONS TO THIS POLICY

This policy does not apply in the case of the following transactions, except as specifically noted:

(a)ESPP . Restricted Persons who are eligible to do so may purchase stock under the Company’s 2018 Employee Stock Purchase Plan (“ESPP”), or any successor of such plan, on periodic designated dates in accordance with the ESPP without restriction to any particular period.

(b)Option Exercises Restricted Persons may exercise options granted under the Company’s stock option plans for cash or, where permitted under the option, by a net exercise transaction with the Company, or by delivery to the Company of already-owned Company stock without restriction to any particular period. However, the subsequent sale of the stock acquired upon the exercise of options is subject to all provisions of this policy. This policy also applies to any sale of the Company’s stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

(c)Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

(d)Sell-to-Cover Transactions. This policy does not apply to the sale of shares of the Company’s common stock for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”), provided that, (i) if required by the Company, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by the Company or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by the Company.

(e)10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or an employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Plan”) may be made without restriction to any particular period provided that (i) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1,

        Exhibit 19.1

at the time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws, and (iii) the Plan allows for the cancellation of a transaction and/or suspension of such Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (i.e., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. The Company shall be notified of any amendments to the Plan or the termination of the Plan.
(f)Domestic Relations Order.  This policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

7.PRE-CLEARANCE OR ADVANCE NOTICE OF TRANSACTIONS

In addition to the requirements of paragraph 6 above, officers and directors and certain other individuals as may be designated from time to time by the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel (such designated individuals, a “Covered Employee”), and their Related Persons may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, gift, loan, pledge, or other transfer of beneficial ownership without first obtaining pre- clearance of the transaction from the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel or his/her respective designee (collectively, the “Pre-Clearance Individuals” and any one individually, a “Pre-Clearance Individual”), at least two business days in advance of the proposed transaction. The Pre-Clearance Individual will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of an intent to exercise an outstanding stock option shall be given to a Pre-Clearance Individual. To the extent possible, advance notice of upcoming transactions effected pursuant to an established 10b5-1 automatic trading plan under paragraph 6(e) above shall be given to a Pre-Clearance Individual. Upon the completion of any transaction, the officer, director or Covered Employees must immediately notify the appropriate person(s) as set forth in the Company’s Section 16 Compliance Program so that the Company may assist in the Section 16 reporting obligations.

8.SHORT-SWING TRADING/SECTION 16 REPORTS

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports

        Exhibit 19.1

(Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Memorandum, and any notices of sale required by Rule 144.

9.PROHIBITION OF TRADING DURING PENSION FUND BLACKOUTS

In accordance with Regulation Blackout Trading Restriction (“Regulation BTR”) under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer that meets the requirements of Rule 10b5-1 under the Exchange Act; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

IV. MISCELLANEOUS

10.DURATION OF THE POLICY’S APPLICABILITY

This policy continues to apply to your transactions in Covered Securities even after your employment, consulting service or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in Covered Securities until the information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

11. PENALITIES/INDIVIDUAL RESPONSIBLITY

(a)Penalties. Anyone who effects transactions in Covered Securities (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. Anyone who has questions about this policy should contact his or her own attorney or the Chief Financial Officer or General Counsel of the Company.

        Exhibit 19.1

(b)Individual Responsibility. Company employees and directors have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while aware of material non-public information, regardless of whether a transaction is executed in an open trading window or is pre-cleared by the Company. All directors and employees subject to this policy must refrain from engaging in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this policy, and that any family member or controlled entity also complies with this policy. The responsibility for determining whether you are in possession of material non-public information rests solely with you. Any action on the part of Company or any employee or director thereof does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You may, from time to time, have to forego a proposed transaction in Company Securities even if you planned to make the transaction before learning of the material non-public information and even though you believe that you may suffer an economic loss or forego anticipated profit by waiting.

12.AMENDMENTS

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason.

        Exhibit 19.1

APPENDIX A – RESTRICTED PERSONS
All directors, officers, other employees and consultants of the Company and any subsidiaries.

        Exhibit 19.1

BIONANO GENOMICS, INC.
INSIDER TRADING AND WINDOW PERIOD POLICY
CERTIFICATION

To Bionano Genomics, Inc.
I,             , have received and read a copy of the Bionano Genomics, Inc. Insider Trading and Window Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Bionano Genomics, Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Bionano Genomics, Inc. and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)